Exhibit 99.1

           IMMEDIATE RELEASE                                   November 11, 2004
           CONTACTS:
           Brent Larson,                                        Tim Ryan,
           Vice President / CFO                                 The Trout Group
           614 793 7500                                         212 477 9007

-----------------------------------------------------------------------------

            NEOPROBE PROVIDES THIRD QUARTER RESULTS & BUSINESS UPDATE
       Quarterly Revenue Increases 46% and Operating Loss Declines by 64%
                            Conference Call Scheduled

DUBLIN, OHIO - November 11, 2004 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced consolidated operating results for the third quarter of 2004. Third quarter results included revenues of $1.7 million, representing increases of 46% compared to $1.2 million for the third quarter of 2003 and 11% compared to $1.5 million for the second quarter of 2004. In addition, Neoprobe reported a net loss of $239,000 or $0.00 per share for the third quarter of 2004 compared to a loss of $659,000 or $0.02 per share for the same period in 2003. The smaller operating loss in the third quarter represented an improvement of 64% compared to third quarter 2003. Total operating expenses were $1.3 million for the third quarter of 2004 compared to $1.3 million for the third quarter of 2003.

David Bupp, Neoprobe's President and CEO said, "Our third quarter revenue reflects continued strong performance for our gamma devices. In addition, our gross margin on net device sales improved to 58% for third quarter 2004 from 46% during the same period in 2003 due primarily to the design modifications implemented on the neo2000(R) system coupled with the change in contract manufacturers."

Neoprobe made its first shipment of Quantix(R) products during the third quarter to our distributor in Japan, Century Medical, Inc. The development activities associated with the Quantix/OR(TM) system that were initiated in the second quarter have now been substantially completed. The software portion of the modifications was released at the end of the third quarter and the new flexible probe is expected to be available for commercial shipment to our distributors in Europe and Asia later in the fourth quarter. In addition, Neoprobe is in the process of filing for regulatory clearance with the U.S. FDA to market the new Quantix/OR probe and expects a United States launch in the first quarter of 2005. Mr. Bupp stated, "Although revenue from our blood flow line has been lower than planned this year, the feedback we have received related to the new probe design and enhanced software features is extremely positive and we remain confident that the product modifications that have been completed will lead to market acceptance of our Cardiosonix products."

Operating expenses during the quarter remained consistent with those in the prior year period despite activities to support the re-initiation of our RIGS(R) research effort, development activities related to Lymphoseek(TM), and product refinement activities related to the Quantix/OR. Of these operating expenses, $261,000 were non-cash in nature for 2004 compared to $169,000 in similar non-cash expenses for the third quarter of 2003. Bupp continued, "During the third quarter we initiated clinical and manufacturing efforts in support of the development of Lymphoseek. In addition, we completed the preparation of a regulatory submission to commence the review of the Phase III protocol and continued to engage the biologic and radiolabeling facilities to support the commencement of clinical studies of the RIGS technology in 2005. Finally, we remain positive about the outlook for our Quantix blood flow devices and believe the product refinements we have completed will facilitate user interface and support the underlying technology platform."

                                    - more -

NEOPROBE CORPORATION
ADD - 2

Recent milestones:

      o     Lymphoseek clinical protocol submitted to FDA

            We submitted a Phase III protocol to FDA for their review and comment in October. The proposed clinical protocol is designed to demonstrate that Lymphoseek is a reliable lymphatic tissue tracing agent. The clinical protocol design is consistent with the comments the company received during a meeting with the Interagency Council for Biomedical Oncology Products last November.

      o     Initial FDA response received to RIGScan(R) CR protocol submission

            We received FDA comments to our clinical development program and are in the process of incorporating the comments into our final trial design and development plan. Based on guidance from FDA, we intend to seek a special protocol assessment (SPA) from FDA of the Phase III protocol and associated materials.

      o     Lymphoseek and RIGS manufacturing activities

            During the third quarter, Neoprobe executed agreements to secure manufacturing capability to support the proposed Phase III clinical development program and the commercial launch of Lymphoseek. In addition, an agreement with a radiolabeling contractor is being finalized to support the validation of radiolabeling RIGScan CR for a Phase III study next year.

      o     64% reduction in operating loss over the prior year

            Increases in gamma device product revenue coupled with improvement of gross margin for the product contributed to a reduction in the company's operating loss. The reduction in the operating loss occurred even as Neoprobe focused additional resources to support the development of Lymphoseek and RIGScan CR.

Neoprobe's CEO, David Bupp, and CFO, Brent Larson, will discuss the operating results and current status of ongoing activities via a conference call scheduled for 11:00 AM EDT today, November 11, 2004. Participants may dial-in by calling 877-407-8289 from the United States and Canada or by calling 201-689-8341 internationally. A replay of the call will be available for one week by calling 877-660-6853 (Replay Access Code: 1628, Conference ID: 124348) from the United States and Canada or by calling 201-612-7415 internationally.

                                    - more -

NEOPROBE CORPORATION
ADD - 3

About Neoprobe

Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons for intraoperative lymphatic mapping. Neoprobe is also in the process of commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd., that are designed to be used by cardiovascular surgeons, neurosurgeons and critical care physicians. In addition, Neoprobe holds significant interests in the development of related biomedical systems and agents including Lymphoseek(TM) and RIGScan(R) CR. Lymphoseek is an investigational drug being developed as a lymphatic tracing agent in conjunction with the University of California, San Diego. The RIGS(R) system is an investigational technology that combines the Company's gamma detection device technology with a proprietary disease-specific radiolabeled cancer targeting agent, and a patented surgical method to get real-time information to locate tumor deposits that may not be detectable by conventional methods. Before surgery, a cancer patient is injected with one of the targeting agents, which circulates throughout the patient's body and binds specifically to cancer cell antigens or receptors. Concentrations of the targeting agent are then located during surgery by the company's gamma-detection instrument, which emits an audible tone to direct the surgeon to targeted tissue. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its product, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
                                                      September 30, December 31,
                                                          2004          2003
                                                      (unaudited)
                                                       ----------    ----------
Assets:

Cash and cash equivalents                              $3,008,201    $1,588,760
Other current assets                                    1,839,986     2,462,575
Intangible assets, net                                  2,629,395     2,935,515
Other non-current assets                                  483,605       398,192
                                                       ----------    ----------

Total assets                                           $7,961,187    $7,385,042
                                                       ==========    ==========


Liabilities and stockholders' equity:

Current liabilities, excluding deferred revenue        $  694,989    $  654,341
Deferred revenue                                          249,290       955,587
Other liabilities                                          85,355       516,169
Stockholders' equity                                    6,931,553     5,258,945
                                                       ----------    ----------

Total liabilities and stockholders' equity             $7,961,187    $7,385,042
                                                       ==========    ==========


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Three Months Ended                 Nine Months Ended
                                          September 30,  September 30,   September 30,   September 30,
                                             2004           2003            2004           2003
                                         (unaudited)     (unaudited)     (unaudited)     (unaudited)
                                         ------------    ------------    ------------    ------------
Revenues:
   Net sales                             $  1,525,134    $    927,949    $  4,098,679    $  3,868,655
   License revenue and other                  200,000         257,588         600,000         745,633
                                         ------------    ------------    ------------    ------------
      Total revenues                        1,725,134       1,185,537       4,698,679       4,614,288
                                         ------------    ------------    ------------    ------------

Cost of goods sold                            643,303         497,458       1,692,084       2,112,247
                                         ------------    ------------    ------------    ------------

Gross profit                                1,081,831         688,079       3,006,595       2,502,041
                                         ------------    ------------    ------------    ------------

Operating expenses:
   Research and development                   588,435         508,693       1,766,265       1,365,277
   Selling, general and administrative        695,399         755,104       2,361,941       2,230,693
                                         ------------    ------------    ------------    ------------
      Total operating expenses              1,283,834       1,263,797       4,128,206       3,595,970
                                         ------------    ------------    ------------    ------------

Loss from  operations                        (202,003)       (575,718)     (1,121,611)     (1,093,929)
Other expenses, net                           (36,755)        (83,396)       (135,597)       (123,125)
                                         ------------    ------------    ------------    ------------

Net loss                                 $   (238,758)   $   (659,114)   $ (1,257,208)   $ (1,217,054)
                                         ============    ============    ============    ============

Loss per common share:
   Basic                                 $      (0.00)   $      (0.02)   $      (0.02)   $      (0.03)
   Diluted                               $      (0.00)   $      (0.02)   $      (0.02)   $      (0.03)

Weighted average shares outstanding:
   Basic                                   58,076,622      38,555,261      56,290,885      38,454,446
   Diluted                                 58,076,622      38,555,261      56,290,885      38,454,446